Exhibit 10.2

LINE OF CREDIT AGREEMENT

This LINE OF CREDIT AGREEMENT, dated as of November 19, 2008, is made among PURDUE PHARMA L.P., a Delaware limited partnership (“Purdue Pharma”) and PURDUE PHARMACEUTICAL PRODUCTS L.P., a Delaware limited partnership (“PPP”, and together with Purdue Pharma, the “Lenders” and individually, each a “Lender”), and INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”).

RECITALS:

WHEREAS, the Borrower desires a line of credit facility for the operation of its business, and has requested that the Lenders make a loan facility available to the Borrower; and

WHEREAS, the Lenders are willing to provide Borrower with such facility on the terms and conditions hereafter provided;

NOW, THEREFORE, in order to induce the Lenders to make the Line of Credit Loans and to perform their obligations hereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Lenders and the Borrower hereby agree as follows:

1. DEFINED TERMS.

When used in this Credit Agreement the following terms shall have the following meanings:

“Additional Interest” as defined in Section 2.2.

“Associated Company” means, as to any Lender, any person, firm, trust, partnership, corporation, company or other entity or combination thereof, which directly or indirectly (i) controls a Lender, (ii) is controlled by a Lender or (iii) is under common control with a Lender. The terms “control” and “controlled” mean ownership of 50% or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, partnership, corporation, company or other entity or combination thereof or the power to direct the management of such person, firm, trust, partnership, corporation, company or other entity or combination thereof.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Assistant Treasurer or Secretary of the Borrower, acting singly.

“Business Day” means with respect to any borrowing or payment, a day other than Saturday or Sunday on which banks are open for business in Boston, Massachusetts.

“Change in Control” means (a) the occurrence of an event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act), exclusive of the Lenders and their Associated Companies, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding shares of capital stock of the Borrower; (b) occupation of more than fifty percent (50%) of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were not at least one of the following: (i) directors of the Borrower on the date of this Credit Agreement, (ii) nominated by the board of directors of the Borrower, or (iii) appointed by directors referred to in the preceding clauses (i) and (ii); or (c) if during the Funded Discovery Period (as such term is defined in the Global Strategic Alliance Agreement) either (i) Julian Adams, Ph.D. is no longer a full-time executive of the Borrower or (ii) both Steven H. Holtzman and Adelene Q. Perkins are no longer full-time executives of the Borrower.

“Common Stock” means Borrower’s Common Stock, $0.001 par value per share.

“Confidentiality Agreement” means the “Confidentiality Agreement” as defined in the Securities Purchase Agreement.

“Credit Agreement” means this Line of Credit Agreement, as it may be amended or modified and in effect from time to time.

“Default Rate” as defined in Section 2.2.

“Event of Default” shall have the meaning assigned to such term in Article VII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

“Future SEC Filings” as defined in Section 5.2(b).

“GAAP” means United States generally accepted accounting principles.

“Global Strategic Alliance Agreement” has the meaning ascribed to such term in the Securities Purchase Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Lenders which are presently in effect or, to the extent allowed by law, under such applicable laws which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Closing Date” has the meaning ascribed to such term in the Securities Purchase Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Knowledge of the Borrower,” “Knowledge of the Borrower or the Subsidiary” or any like expression means the actual knowledge of the executive officers and vice presidents of the Borrower and/or the Subsidiary and the knowledge that would be reasonably expected to be known by such individuals in the ordinary and usual course of the performance of their professional responsibilities to the Borrower and/or the Subsidiary.

“Lender Registration Statement” means one or more registration statements on Form S-3 (or any successor form) covering resale to the public by a Lender of the Repayment Shares.

“Lien” means any lien, mortgage, charge, encumbrance or security interest of any kind.

“Line of Credit Availability Date” as defined in Section 2.1(a).

“Line of Credit Advance Termination Date” means the 3rd anniversary of the Line of Credit Availability Date.

“Line of Credit Commitment” means $50,000,000.

“Line of Credit Commitment Percentage” for each Lender means fifty percent (50.0%).

“Line of Credit Loan” as defined in Section 2.1(a).

“Line of Credit Loan Request” shall mean a loan request in substantially the form attached hereto as Exhibit “B”.

“Line of Credit Maturity Date” means the 10th anniversary of the Line of Credit Availability Date.

“Line of Credit Notes” as defined in Section 2.1(a).

“Loan Documents” means this Credit Agreement and the Line of Credit Notes.

“Margin Stock” has the meaning given to such term in Regulation U of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time).

“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of the Borrower and its Subsidiaries taken as a whole, or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Line of Credit Notes, and all other obligations, interest, fees, charges and expenses of the Borrower to the Lenders arising under the Loan Documents.

“Payment Blockage” as defined in Section 6.2(a).

“Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

“Prime Rate” is the highest prime rate as published in The Wall Street Journal on each day, and for any day on which The Wall Street Journal is not published, it means the highest such prime rate as so published on the most recent previous date. Changes in the Prime Rate shall take place immediately without notice or demand of any kind.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Repayment Shares” as defined in Section 2.3(b).

“Rights Agreement” means the Rights Agreement between the Borrower (as successor to Discovery Partners International, Inc. (“DPI”)), and American Stock Transfer & Trust Company (“Rights Agent”) dated February 13, 2003, as amended from time to time.

“SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

“Second Closing Date” has the meaning ascribed to such term in the Securities Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated the date hereof among the Borrower, Purdue Pharma and PPP.

“Senior Credit Documents” means all credit documents related to Senior Indebtedness; in each case, together with all the other documents related thereto (including, without limitation, any guarantees and security documents), as such documents may be amended (including any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion or substitution of additional or different borrowers, guarantors, debtors or lenders thereunder) all or any portion of the indebtedness under such agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Senior Indebtedness” means all obligations of the Borrower now or hereafter existing under, or with respect to all Senior Credit Documents related to indebtedness designated as senior Indebtedness by the Borrower; in each case whether created directly or acquired by assignment or otherwise and whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in Section 6.3), whether or not such interest accrues after the filing of such petition or is an allowed claim in such proceeding), fees, premium, indemnifications, reimbursements, damages, expenses or otherwise.

“Share Payment Amount” as defined in Section 2.4(a).

“Share Payment Date” as defined in Section 2.3(b).

“Share Payment Notice” as defined in Section 2.3(b).

“Share Payment Notice Date” as defined in Section 2.3(b).

“Share Payment Price” means the average closing price per share of Common Stock of the Borrower for the twenty (20) trading days prior to (and not including) the Share Payment Date.

“Solvent” means, with respect to a particular date, that on such date (i) the Borrower’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Borrower’s existing debts (including known contingent liabilities) as they mature; and (ii) the Borrower’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Borrower, and projected capital requirements and capital availability thereof.

“Strategic Alliance Agreement Termination Notice” as defined in Section 2.3(c).

“Strategic Alliance Agreement Termination Repayment Notice” as defined in Section 2.3(c).

“Subsidiary” means Infinity Discovery, Inc., a wholly-owned subsidiary of the Borrower.

The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (B) any reference to any laws or regulations herein will be construed as referring to such laws and regulations as from time to time enacted, repealed or amended, (C) any reference herein to any Person will be construed to include the Person’s successors and assigns, (D) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (E) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such party may determine in such party’s sole discretion, and (F) all references herein to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits and Schedules of this Credit Agreement.

2. LINE OF CREDIT FACILITY.

2.1 Line of Credit Loans.

(a) Obligations to Make Line of Credit Loans. Subject to satisfaction of the conditions set forth in Section 3 hereof, each Lender agrees, severally and not jointly, on the terms and conditions set forth in this Credit Agreement, to make loans (each a “Line of Credit Loan”) to the Borrower at the Borrower’s request from the later to occur (such later date being the “Line of Credit Availability Date”) of (i) April 1, 2009 and (ii) the earlier to occur of (x) the Second Closing Date and (y) the termination of the Securities Purchase Agreement with respect to the Second Closing (as defined therein) pursuant to Section 8.1(c) of the Securities Purchase Agreement because the condition set forth in Section 7.3(c) of the Securities Purchase Agreement has occurred, until the Line of Credit Advance Termination Date, in an aggregate principal amount of all Loans funded by such Lender (irrespective of any interest or Additional Interest which may have accrued and is unpaid or have been added to principal) not to exceed such Lender’s Line of Credit Commitment Percentage of the Line of Credit Commitment. The Borrower shall repay the aggregate outstanding principal amount of each such Line of Credit Loan together with all interest due thereon and all other amounts owing under this Credit Agreement or the Loan Documents in full on the Line of Credit Maturity Date. The obligation of the Borrower to repay the principal amount of each Line of Credit Loan and any and all interest which accrues thereon shall be evidenced by line of credit notes, each in substantially the form of Exhibit “A” hereto (each a “Line of Credit Note” and collectively, the “Line of Credit Notes”), executed and delivered by the Borrower to each Lender, which Line of Credit Notes shall be in the original principal amount equal to the applicable Lender’s Line of Credit Commitment Percentage of the Line of Credit Commitment.

(b) Method of Borrowing Line of Credit Loans. To request a Line of Credit Loan, the Borrower shall deliver to each Lender not later than fifteen (15) Business Days prior to the date of the proposed funding of the Line of Credit Loan (which shall also be a Business Day), a completed Line of Credit Loan Request executed by an Authorized Officer. Each Line of Credit Loan shall comply with all of the provisions of this Credit Agreement. Subject to the provisions of this Section 2.1, each Lender shall advance such Lender’s Line of Credit Commitment Percentage of the requested Line of Credit Loan to the Borrower in immediately available funds as directed by the Borrower. The failure of any Lender to make any Line of Credit Loan required to be made by it hereunder shall not relieve the other Lender of its obligation hereunder to make its Line of Credit Loan on such date, and no Lender shall be responsible for the failure of the other Lender to make the Line of Credit Loan to be made by such other Lender on such date.

(c) Use of Proceeds of Line of Credit Loan. The proceeds of each Line of Credit Loan shall be used for any proper corporate purpose.

2.2 Interest. The interest rate for each Line of Credit Loan will be a fluctuating rate, which rate will be set for a particular Line of Credit Loan at the Prime Rate in effect on the Business Day prior to the date such Line of Credit loan is funded and shall be reset on the last Business Day of each month ending thereafter (the “Floating Rate”). Interest will accrue on each Line of Credit Loan at the Floating Rate for such Line of Credit Loan, beginning on the date such Line of Credit Loan is funded, on the outstanding principal amount thereof. Interest will be payable on the Line of Credit Maturity Date and will be compounded on each successive three-month anniversary of the funding date of the applicable Line of Credit Loan, at which time the amount of such accrued but unpaid interest (the “Additional Interest”) shall be added to the principal amount of the applicable Line of Credit Loan (and bear interest from and after such time at the Floating Rate applicable to such Line of Credit Loan until paid), provided that such Additional Interest shall neither be nor be deemed to be a Line of Credit Loan nor shall such Additional Interest be included in the principal amount outstanding under or in connection with this Credit Agreement for purposes of calculating whether the aggregate principal amount of all Line of Credit Loans exceeds the Line of Credit Commitment. Interest shall be calculated for actual days elapsed on the basis of a 365-day year (or a 366-day year in the case of a leap year), and shall be payable for the day the Line of Credit Loan is funded but not for the day of any payment on the amount paid if payment is received prior to 5:00 p.m. (local time) at the place of payment. Notwithstanding the foregoing, if any principal of or interest on any Line of Credit Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 5% plus the applicable Floating Rate (the “Default Rate”). For the avoidance of doubt, if the Borrower fails to deliver the appropriate number of Repayment Shares on any Share Payment Date other than due to the failure of any Lender to comply with any of the covenants set forth in Sections 5.2(f), (g) or (h), the unpaid amount of the principal amount of unpaid Line of Credit Loans that the Borrower notified the Lenders it would prepay on such Share Payment Date shall accrue interest at the Default Rate from the Share Payment Date until such time as such amount is paid in cash; provided, however, if the Lenders subsequently comply with Section 5.2(f), (g) or (h), as the case may be, but the Borrower fails to deliver the appropriate number of Repayment Shares promptly, but no later than five (5) Business Days following delivery by the Lenders to the Borrower of a written notice of such compliance (the “Subsequent Delivery Date”), then the principal amount of unpaid Line of Credit Loans that the Borrower notified the Lenders it would prepay on such Share Payment Date shall accrue interest at the Default Rate from such Subsequent Delivery Date until such time as such amount is paid in cash or such Repayment Shares are delivered to the Lenders.

2.3 Method of Payment; Prepayments.

(a) Subject to Section 2.3(b), all payments of principal, interest, and fees hereunder shall be made to the applicable Lender on the date when due in immediately available funds in United States Dollars to such Lender’s address specified pursuant to Section 9.8, or as otherwise directed by such Lender. The Borrower shall have the right from time to time, on any Business Day, to pay (whether or not due) or prepay any Line of Credit Loan in whole or in part, and any other amount owing hereunder (whether as principal, interest or otherwise) and may do so on one or more occasions. Any payment or prepayment by the Borrower hereunder or in connection herewith must be allocated equally among the Lenders, and, unless an Event of Default is continuing, shall be allocated among principal, interest and other amounts as directed by the Borrower. In addition, upon or in connection with the payment in full of all amounts owed under the Loan Documents, the Borrower may terminate this Credit Agreement and the other Loan Documents. Any amount of principal of the Line of Credit Loans which is repaid or prepaid may not be re-borrowed.

(b) At the election of the Borrower, any payment (whether on account of principal, interest or any other amount) hereunder, whether made upon the occurrence of the Line of

Credit Maturity Date, the occurrence of an Event of Default, an optional prepayment by the Borrower of any amount outstanding hereunder or under any other Loan Document, or otherwise, may be made, in whole or in part, at the election of the Borrower (which election shall be made in the sole and absolute discretion of the Borrower), by delivery to the applicable Lender of a number of shares of Common Stock calculated by dividing the amount to be paid by the Borrower pursuant to this Section 2.3(b) by the Share Payment Price; provided, however, the Borrower may not make a payment by delivering Repayment Shares under this Section 2.3(b) if the effect of such delivery would be to cause the Lenders and their Associated Companies to own a percentage of the outstanding Common Stock greater than the Maximum Percentage (as defined in the Securities Purchase Agreement). The shares of Common Stock of the Borrower issued pursuant to this Section 2.3(b) shall be referred to herein as the “Repayment Shares.” To the extent any such calculation results in a number of shares which includes a fractional share, the number of Repayment Shares to be delivered shall be rounded down to the nearest whole share, and the fractional amount shall be paid in cash. In order to make the election under this Section 2.3(b), the Borrower shall deliver written notice (the “Share Payment Notice”), which Share Payment Notice shall be irrevocable (except to the extent that, after exercising its good faith efforts, the Borrower is unable to obtain all necessary shareholder approvals or to comply with all applicable regulations, including obtaining all applicable regulatory approvals, including under the HSR Act, or the failure of any Lender to comply with any of the covenants set forth in Sections 5.2(f), (g) or (h), in which case the Borrower may revoke such Share Payment Notice and may pay the applicable amount in cash in accordance with Section 2.3(a)), to the applicable Lender of its election to make such payment under this Section 2.3(b) at least seven (7) months, but no more than eight (8) months, prior to the date of such proposed payment (the date such notice of election is sent to such Lender being the “Share Payment Notice Date”), which notice shall include (i) the amount proposed to be paid and the maximum number of Repayment Shares to be issued in full or partial satisfaction of such payment (it being understood that any difference between the amount proposed to be paid and the Share Payment Amount shall be paid by the Borrower in cash), (ii) the date of such proposed payment (such date being the “Share Payment Date”), and (iii) the dates to be used for the calculation of the Share Payment Price on such proposed Share Payment Date. On the Share Payment Date, the Borrower shall deliver or caused to be delivered to such Lender, in accordance with written instructions from such Lender which have been previously provided to the Borrower, the appropriate number of shares of Common Stock and, if applicable, any additional cash amount payable and a certificate of an Authorized Officer certifying the final calculation of the Share Payment Price. Notwithstanding anything to the contrary herein, the Borrower may only prepay amounts with Repayment Shares on up to two (2) occasions. The Borrower agrees that, as a condition to its right to issue Repayment Shares, it will take all steps necessary to ensure that the issuance of the Repayment Shares to the Lenders hereunder will not result in either Lender or their respective Associated Companies being deemed an “Acquiring Person” under the Rights Agreement.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, if the Global Strategic Alliance Agreement is terminated pursuant to Section 10.2(a) thereof, the Borrower shall give the Lenders prompt (but in any event no later than two (2) Business Days) written notice (the “Strategic Alliance Agreement Termination Notice”) of such termination. The Lenders may, within forty-five (45) Business Days of the Borrower having given such Strategic Alliance Agreement Termination Notice (or such other date as the parties may mutually agree), then provide written notice (the “Strategic Alliance Agreement Termination Repayment Notice”) to the Borrower of their decision to cause a prepayment of the Obligations to occur hereunder by virtue of such termination, as follows (i) each Lender may terminate any further commitment or obligation such Lender may have to make any further Line of Credit Loans under this Credit Agreement and/or (ii) any and all amounts outstanding under this Credit Agreement or any other Loan Document to such Lender shall be due and payable by the Borrower on the date which is the date that is one (1) year after the date that the Borrower received the Strategic Alliance Agreement Termination Repayment Notice, unless such date shall be after the Line of Credit Maturity Date, in which case all such amounts shall be due and owing on the Line of Credit Maturity Date. If the Lenders fail to provide the Borrower with the Strategic Alliance Agreement Termination Repayment Notice within such forty-five (45) Business Day period (or such other period as the parties may have mutually agreed), the right of the Lenders to provide such notice shall terminate.

(d) The Lenders agree to share any payments that they receive from the Borrower in respect of any principal of or interest on any Line of Credit Loans to the extent necessary to ensure that each Lender receives its ratable portion of any such payment made by the Borrower hereunder.

2.4 Registration Rights.

(a) Registration of Repayment Shares. The Borrower shall file with the SEC, as soon as possible, but in any event, within five (5) Business Days following each Share Payment Date, a Lender Registration Statement. The Borrower shall use its commercially reasonable efforts to cause each Lender Registration Statement to be declared effective by the SEC as soon as practicable, but in no event later than ninety (90) days following the applicable Share Payment Date (the “Target Effective Date”). In the event that such Lender Registration Statement is not declared effective by the applicable Target Effective Date, then interest shall be deemed to have accrued on an amount equal to the product obtained by multiplying the number of Repayment Shares delivered by Borrower on the applicable Share Payment Date by the Share Payment Price (“Share Payment Amount”) at the Default Rate from the applicable Share Payment Date and shall continue to accrue until such Share Payment Amount is paid in cash, and such accrued interest shall be paid in cash on the applicable Target Effective Date and on each one-month anniversary of the applicable Target Effective Date. The Borrower shall cause the Lender Registration Statement to remain effective under the Securities Act until all Repayment Shares covered by such Lender Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144 under the Securities Act. The Borrower shall promptly, and any event within two (2) Business Days, notify the Lenders of the effectiveness of a Lender Registration Statement after the date that the Borrower confirms effectiveness with the SEC.

(b) Registration Procedures.

(i) In connection with the filing by the Borrower of a Lender Registration Statement, the Borrower shall furnish to the Lenders a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(ii) The Borrower shall use its commercially reasonable efforts to register or qualify the Repayment Shares covered by a Lender Registration Statement under the securities laws of each state of the United States; provided, however, that the Borrower shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(iii) If the Borrower has delivered preliminary or final prospectuses to the Lenders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Borrower shall promptly notify each Lender and, if requested by the Borrower, such Lender shall immediately cease making offers or sales of shares under a Lender Registration Statement and return all prospectuses to the Borrower. The Borrower shall promptly provide each Lender with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, such Lender shall be free to resume making offers and sales under a Lender Registration Statement.

(iv) The Borrower shall pay the expenses incurred by it in complying with its obligations under this Section 2.4(b), including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Borrower, and fees and expenses of accountants for the Borrower, but excluding (A) any brokerage fees, selling commissions or underwriting discounts incurred by a Lender in connection with sales under a Lender Registration Statement and (B) the fees and expenses of any counsel retained by the Lender.

(v) The Borrower shall not file any other registration statements, other than registration statements on Form S-4 or Form S-8, until the initial Lender Registration Statement required hereunder is declared effective by the Commission, provided that this Section 2.4(b) shall not prohibit the Borrower from filing amendments to registration statements already filed.

(vi) If for any reason the SEC does not permit the registration of all of the Repayment Shares in the initial Lender Registration Statement filed pursuant to Section 2.4(b), then the Borrower shall file as soon as reasonably practicable an additional Lender Registration Statement covering the resale by the Lenders of any previously unregistered Repayment Shares on the first date after which the SEC will permit the filing of a Lender Registration Statement covering any such remaining Repayment Shares.

(vii) The Borrower shall use its commercially reasonable efforts to avoid the issuance of any order suspending the effectiveness of a Lender Registration Statement, or any suspension of the qualifications (or exemption from qualification) of any of the Repayment Shares for sale in any jurisdiction. The Borrower shall advise the Lenders promptly after it shall receive notice of any stop order or issuance of any order by the SEC delaying or suspending the effectiveness of a Lender Registration Statement covering the Repayment Shares or of the initiation of any proceeding for that purpose, and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

(c) Requirements of the Lenders. Each of the Lenders agrees to report to the Borrower sales made pursuant to the Lender Registration Statement and that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it.

(d) Indemnification.

(i) The Borrower agrees to indemnify and hold harmless each Lender and their Associated Companies, and each other person, if any, who controls such Lender and their Associated Companies within the meaning of the Securities Act or Exchange Act from and against any losses, claims, damages or liabilities to which such Lender and their Associated Companies, or controlling person may become subject (under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any untrue statement of a material fact contained in any Lender Registration Statement covering the Repayment Shares or in any preliminary prospectus or final prospectus contained in such Lender Registration Statement, or any amendment or supplement to such Lender Registration Statement, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Borrower will reimburse each Lender and its Associated Companies, or controlling person for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, or preparing to defend any such action, proceeding or claim; provided, however, that the Borrower shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Lender Registration Statement, preliminary prospectus or prospectus, or any amendment or supplement in reliance upon and in conformity with written information furnished to the Borrower by or on behalf of such Lender and their Associated Companies, or controlling person specifically for use in the preparation thereof or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to such Lender prior to the pertinent sale or sales by such Lender.

(ii) Each Lender, severally and not jointly, agrees to indemnify and hold harmless the Borrower, each underwriter and each person, if any, who controls the Borrower within the meaning of Section 15 of the Securities Act, each officer of the Borrower who signs the Lender Registration Statement and each director of the Borrower, from and against any losses, claims, damages or liabilities to which the Borrower or any such underwriter, officer, director or controlling person may become subject (under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any untrue statement of a material fact contained in any Lender Registration Statement covering the Repayment Shares or in any preliminary prospectus, final prospectus contained in such Lender Registration Statement, or any amendment or supplement to such Lender Registration Statement or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of such Lender specifically for use in preparation of the Lender Registration Statement, prospectus, amendment or supplement and such Lender will reimburse the Borrower, or such underwriter, officer, director or controlling person, as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Lender’s obligation to indemnify the Borrower shall be limited to the net amount received by such Lender from the sale of the Repayment Shares.

(iii) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 2.4(d), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 2.4(d) (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action). Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or Associated Company or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided, however, that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

(iv) If the indemnification provided for in this Section 2.4(d) is unavailable to or insufficient to hold harmless an indemnified party under paragraph (i) or (ii) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Borrower on the one hand and the Lenders, as well as any other holders under such Lender Registration Statement on the other hand, in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among ether things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Borrower on the one hand or a Lender or other holder on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Borrower and the Lenders agree that it would not be just and equitable if contribution pursuant to this paragraph (iv) were determined by pro rata allocation (even if the Lenders and Other Holders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this paragraph (iv). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this paragraph (iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph (iv), a Lender shall not be required to contribute any amount in excess of the amount by which the net amount received by such Lender from the sale of the Repayment Shares to which such loss relates exceeds the amount of any damages which such Lender has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(v) The rights and obligation of the Borrower and the Lenders under this Section 2.4(d) shall survive the termination of this Credit Agreement.

(e) Assignment of Rights. The Lender may not assign any of its rights under this Section 2.4 except in connection with the transfer of some or all of its Repayment Shares to one or more of its Associated Companies, provided each such transferee agrees in a written instrument delivered to the Borrower to be bound by the provisions of this Section 2.4.

2.5 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Credit Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Line of Credit Loans made hereunder shall instead bear interest at the Highest Lawful Rate. Accordingly, if the Lenders contract for, charge, or receive any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at the Lenders’ option be applied to the outstanding amount of the Line of Credit Loans made hereunder or be refunded to the Borrower.

2.6 Early Termination. The obligations of the Lenders hereunder to make any Line of Credit Loans shall automatically terminate, and this Credit Agreement will cease to have any force or effect, if by May 31, 2009 neither (i) the Second Closing Date, nor (ii) the termination of the Securities Purchase Agreement with respect to the Second Closing (as defined therein) pursuant to Section 8.1(c) of the Securities Purchase Agreement on account of the occurrence of the condition set forth in Section 7.3(c) of the Securities Purchase Agreement, has occurred.

3. CONDITIONS PRECEDENT

3.1 Conditions to Effectiveness of this Credit Agreement. The effectiveness of this Credit Agreement shall be subject to the satisfaction of each of the following conditions precedent: (a) the Borrower shall have furnished to the Lenders, or caused to be furnished to the Lenders (unless otherwise waived in writing), the following items: (i) a counterpart of this Credit Agreement duly executed by the Lenders and the Borrower; (ii) the Line of Credit Notes duly executed by the Borrower; (iii) a certificate of the Borrower’s Secretary or Assistant Secretary certifying (A) copies of the resolutions of the Borrower’s Board of Directors approving this Credit Agreement and the other Loan Documents, (B) copies of the Borrower’s certificate of incorporation and bylaws, and (C) the names and true signatures of the Borrower’s officers authorized to sign this Credit Agreement and to request Line of Credit Loans hereunder, (iv) a certificate of an Authorized Officer dated the Initial Closing Date to the effect that (A) there is no Event of Default or event or condition which upon notice, lapse of time or both would constitute an Event of Default and (B) the representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents (1) that are qualified by materiality shall be true and correct, and (2) that are not so qualified are true and correct in all material respects as of such date and (v) a good standing certificate of the Borrower certified on or about the Initial Closing Date by the Secretary of State of Delaware, and (b) the Initial Closing Date shall have occurred.

3.2 Conditions to Initial Line of Credit Loan. The obligation of the Lenders to make the initial Line of Credit Loan under this Credit Agreement shall be subject to the satisfaction of each of the following conditions precedent: (a) the Borrower shall have furnished to the Lenders, or caused to be furnished to the Lenders (unless otherwise waived in writing), the following items: (i) a certificate of the Borrower’s Secretary or Assistant Secretary certifying (A) copies of the resolutions of the Borrower’s Board of Directors approving this Credit Agreement and the other Loan Documents, (B) copies of the Borrower’s certificate of incorporation and bylaws, and (C) the names and true signatures of the Borrower’s officers authorized to request Line of Credit Loans hereunder, (ii) a certificate of an Authorized Officer dated the Second Closing Date to the effect that (A) there is no Event of Default or event or condition which upon notice, lapse of time or both would constitute an Event of Default and (B) the representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents (1) that are qualified by materiality shall be true and correct and (2) that are not so qualified, are true and correct in all material respects as of such date, (iii) a written opinion of WilmerHale, counsel to the Borrower, dated the Second Closing Date and in the form attached hereto as Exhibit “D”, and (iv) a good standing certificate of the Borrower certified on or about the Second Closing Date by the Secretary of State of Delaware, and (b) the Second Closing Date shall have occurred.

3.3 Conditions To All Line of Credit Loans. The obligations of the Lenders to make any Line of Credit Loan shall also be subject to the satisfaction of each of the following conditions precedent:

(a) The following statements shall be true and correct on and as of the date of such Line of Credit Loan, both before and after giving effect thereto and to the application of the proceeds therefrom:

(i) Each of the representations and warranties of the Borrower contained in this Credit Agreement, and the Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of the date as of which they were made and as of the date the Line of Credit Loan is made (other than any such representations or warranties that, by their terms, refer to a date other than such dates, in which case such representations and warranties were true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date); and

(ii) At the time of, and immediately after giving effect to, such Line of Credit Loan, no Event of Default or event or condition which upon notice, lapse of time or both would constitute an Event of Default, has occurred and is continuing.

(b) The Borrower shall have furnished to the Lenders a certificate of an Authorized Officer dated the date the Line of Credit Loan is made certifying as to the accuracy of the matters specified in Section 3.3(a) (which may be included in the applicable Line of Credit Loan Request).

(c) The Borrower shall have furnished to the Lenders an executed Line of Credit Loan Request with respect to such Line of Credit Loan.

4. REPRESENTATIONS AND WARRANTIES.

4.1 By the Borrower. The Borrower represents and warrants to the Lenders that on the date hereof, and on the date of each and every Line of Credit Loan made after the date hereof:

(a) Organization; Good Standing. The Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing in every other jurisdiction where the conduct of its business or its ownership or location of its properties requires such qualification and where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b) Corporate Power and Authorization. The Borrower has the full corporate power and authority to execute and deliver this Credit Agreement and the other Loan Documents to which it is a party and to perform all of the obligations hereunder and thereunder, and all necessary corporate action has been taken to execute, deliver and perform this Credit Agreement and the other Loan Documents to which it is a party and to make the borrowings hereunder.

(c) Non-Contravention. The execution and delivery by the Borrower, and the performance by Borrower of its obligations under this Credit Agreement and the other Loan Documents to which it is a party: (i) are not in contravention of any provision of Borrower’s by-laws or charter; (ii) will not violate any law or regulation (including, without limitation, Regulations T, U and X), or any order or decree of any court or governmental instrumentality in any material respect; and (iii) will not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, or material agreement or other instrument to which the Borrower is a party or by which Borrower or any of its property is bound, except for any such conflict, breach, termination, default or acceleration as would not have a Material Adverse Effect.

(d) Enforceable Obligations. This Credit Agreement and the other Loan Documents to which the Borrower is a party each constitutes the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws generally affecting the enforcement of the rights of creditors.

(e) Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(f) Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Line of Credit Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in contravention of Regulations T, U and X.

(g) Solvency. The Borrower is Solvent.

(h) Taxes. The Borrower has timely filed all tax returns required to be filed by or on behalf of the Borrower or any predecessor corporation, except to the extent that a failure to file would not have a Material Adverse Effect on the Borrower. All such filings are true, complete and correct in all material respects. The Borrower has not failed to timely pay any taxes, including penalties and interest, assessments, fees and other charges thereon due or otherwise assessed other than (i) those such amounts being contested in good faith and for which adequate reserves have been provided in accordance with GAAP, (ii) those amounts not yet due and payable and (iii) those failures to pay which would not have a Material Adverse Effect on the Borrower.

4.2 By the Lenders. In the event the Borrower proposes to issue Repayment Shares and as a condition precedent to such issuance to a Lender, such Lender represents and warrants to the Borrower that on the date hereof, and on the date of each and every Line of Credit Loan made after the date hereof:

(a) Investment. It is acquiring the Repayment Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and such Lender has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b) Accredited Investor. Such Lender is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(c) Experience. Such Lender has made such inquiry concerning the Borrower and its business and personnel as it has deemed appropriate; and the Lender has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Borrower.

4.3 Share Repayment Representations. In the event the Borrower proposes to issue Repayment Shares and as a condition precedent to such issuance to a Lender, the Borrower represents and warrants to the Lenders that on the Share Payment Date:

(a) SEC Filings; Financial Statements. The Borrower has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since January 1, 2007 (the “Borrower SEC Documents”) for the immediately preceding two (2) years. As of its filing, each Borrower SEC Document, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading. The financial statements of the Borrower included in the Borrower SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Borrower and its subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(b) Status of Repayment Shares. The shares of Common Stock being issued on the Share Payment Date have been duly authorized by all necessary corporate action on the part of the Company, and on such date the Common Stock (i) subject to the cancellation of indebtedness in an amount equal to the Share Payment Amount will have been validly issued and will be fully paid and nonassessable, free and clear of all Liens imposed by the Borrower other than restrictions on transfer provided in this Credit Agreement, and (ii) will not be subject to any claims by the Borrower or any other Person that a Lender is an “acquiring person” under any shareholder rights plan, including the Rights Agreement, or similar plan or arrangement in effect or hereafter adopted by the Borrower, or that any Lender could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving the Repayment Shares. The issuance of such Repayment Shares will not be subject to preemptive rights of any other shareholder of the Borrower. The Repayment Shares will be eligible for listing on the NASDAQ Global Market (or such other stock exchange on which the Common Stock is then listed) and issued in accordance with the terms of this Credit Agreement.

5. COVENANTS.

5.1 Covenants. From and after the date on which the conditions to the initial Line of Credit Loan set forth in Section 3.2 have been satisfied, unless the Lenders shall otherwise consent in writing, and while Obligations remain outstanding under this Credit Agreement or any Loan Document:

(a) Corporate Existence, etc. Borrower shall maintain its corporate existence and continue to engage in the same or related lines of business. Borrower will maintain its assets and properties in good repair and working order, ordinary wear and tear excepted.

(b) Compliance with Laws; Contracts. Borrower will comply with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities applicable to the Borrower except where the failure to comply would not have a Material Adverse Effect.

(c) Taxes. The Borrower will timely file with the appropriate tax authorities all tax returns required to be filed by or on behalf of the Borrower in all jurisdictions in which such tax returns are required to be filed, except where the failure to file would not have a Material Adverse Effect on the Borrower. All such tax returns will be true and complete in all material respects. The Borrower will timely pay all taxes, including penalties and interest, assessments, withholding taxes, fees and other charges thereon for which the Borrower is liable other than (i) those amounts being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) those amounts not yet due and payable, and (iii) those failures to pay which would not have a Material Adverse Effect on the Borrower. To the extent applicable, the Borrower will furnish to the Lenders upon request receipts or other evidence that deposits or payments have been made.

(d) Notice of Event of Default. The Borrower will furnish to each Lender prompt written notice of the occurrence of any Event of Default.

(e) Margin Stock. No part of the proceeds of any Line of Credit Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

(f) Further Actions. The Borrower and each Lender shall coordinate and cooperate with the other parties in exchanging such information and supplying such reasonable assistance as may be reasonably requested by such other parties in connection with the filings and other actions contemplated by this Credit Agreement. The Borrower and each Lender will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Credit Agreement.

5.2 Repayment Shares Covenants. In the event the Borrower proposes to issue Repayment Shares, from and after the Share Payment Notice Date, unless (i) with respect to Sections 5.2(a) through (e), the Lenders shall otherwise consent in writing and (ii) with respect to Sections 5.2(f) and (g), the Borrower shall otherwise consent in writing:

(a) Investment Company Act. The Borrower shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(b) SEC Filings; Financial Statements. The Borrower shall use commercially reasonable efforts to: (i) timely file any reports, forms, statements and documents required to be filed by it with the SEC under the Securities Act or the Exchange Act (the “Future SEC Filings”) and use commercially reasonable efforts to (A) comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (B) ensure that the Future SEC Filings do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading; (ii) ensure that the financial statements of the Borrower included in the Future SEC Filings shall comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing; and (iii) ensure that the financial statements in its Future SEC Filings shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Borrower and its subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(c) Listing of Common Stock. The Borrower shall take no action designed to, or which to the Knowledge of the Borrower is likely to have the effect of, terminating the registration of the Repayment Shares under the Securities Exchange Act. The Borrower hereby agrees to use commercially reasonable efforts to maintain the listing of the Repayment Shares on the NASDAQ Global Market (or such other stock exchange on which the Common Stock is then listed). The Borrower further agrees, if the Borrower applies to have the Repayment Shares traded on any other trading market, it will include in such application all of the Repayment Shares, and will take such other action as is necessary to cause all of the Repayment Shares to be listed on such other trading market as promptly as possible. The Borrower will take all action reasonably necessary to continue the listing and trading of its Common Stock on the NASDAQ Global Market or other stock exchange and will comply in all material respects with the Borrower’s reporting, filing and other obligations under the bylaws or rules of the NASDAQ Global Market (or such other stock exchange on which the Common Stock is then listed).

(d) NASDAQ Listing. The Repayment Shares shall have been approved for listing on the NASDAQ Global Market (or such other stock exchange on which the Common Stock is then listed), subject only to official notice of issuance.

(e) Shareholder Rights Plan. All shareholder rights plans, including the Rights Agreement, or similar plans or arrangements in effect that any Lender could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Repayment Shares under this Credit Agreement will be revised to allow the Lenders to receive the Repayment Shares under this Credit Agreement without being subject to any claims made or enforced by the Borrower or any other person that any Lender is an “acquiring person.”

(f) Delivery of Questionnaire. The Lenders agree to furnish to the Borrower a completed Questionnaire in the form attached to this Credit Agreement as Exhibit “C” upon reasonable request.

(g) HSR Act. If the delivery of the Repayment Shares to the Lenders would require approval under the HSR Act, then the Lenders shall promptly notify the Borrower in writing and, the Borrower and each of the Lenders shall, as promptly as practicable, make, or cause to be made, all filings and submissions under the HSR Act and give such reasonable undertakings as may be required in connection therewith.

(h) Confidentiality. Each Lender agrees to treat as confidential (unless otherwise publicly disclosed by the Borrower or a third party not to the knowledge of the Lender in breach of an agreement of confidentiality with the Borrower) any written notice from the Borrower regarding the Borrower’s plans to file a Lender Registration Statement and shall not disclose such information to any other person, or use such information, except as is necessary to exercise its rights under this Credit Agreement.

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6. SUBORDINATION

6.1 General Subordination Provisions. The Obligations shall, to the extent and in the manner provided herein, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness.

6.2 Blockage of Payments and Remedies.

(a) No payment on account of principal, interest or otherwise on the Obligations shall be made, and the Borrower shall not be in default hereunder, if, at the time of such payment or immediately after giving effect thereto, there shall exist an event of default with respect to any Senior Indebtedness and the holder of such Senior Indebtedness which is in default shall have provided to the Lenders written notice thereof (a “Payment Blockage”); provided, however, if such event of default under the Senior Indebtedness is cured or otherwise no longer exists, any payments otherwise due hereunder, but not due because of such event of default or which had not been paid when due hereunder due to the existence of a Payment Blockage, may be made; provided further, that so long as no such Payment Blockage is in effect, nothing in this Section 6 shall prevent the Borrower from making payments (whether prepayments, payments at maturity or otherwise) to the Lenders of the Obligations; and provided further that nothing in this Section 6 shall prevent the Borrower from making payment on the Obligations in Common Stock as provided in Section 2.3(b).

(b) The Lenders will not take or omit to take any action or assert any claim with respect to the Obligations or otherwise which is inconsistent with the provisions of this Section 6; provided, however, the Lenders may exercise any or all rights or remedies hereunder after the passage of a period of at least one hundred eighty (180) days from the date on which the holder of Senior Indebtedness has provided notice to the Lenders of the Payment Blockage (the “Standstill Period”). If a Payment Blockage exists, the Lenders will not, subject to the expiration of the Standstill Period, assert, collect or enforce the Obligations or any part thereof or take any action to foreclose or realize upon such indebtedness or any part thereof except to the extent (and only to the extent) that the commencement of a legal action may be required to toll the running of any applicable statute of limitation, or to the extent necessary to effectuate payment of the Obligations in Common Stock as provided in Section 2.3(b).

6.3 Bankruptcy. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, whether voluntary or involuntary, or other similar proceedings in connection therewith (a “Reorganization”), relative to the Borrower, or its property, and, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Borrower or distribution or marshaling of its assets or any composition with its creditors, whether or not involving insolvency or bankruptcy, then all Senior Indebtedness shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of any Obligation. Notwithstanding the foregoing provisions of this Section 6, the Lenders shall be entitled to receive and retain any securities of the Borrower or any other corporation or any other entity provided for by a plan of reorganization or readjustment (i) the payment of which securities is subordinate, at least to the extent provided in this Section 6, to the payment of all Senior Indebtedness under any such plan of reorganization or readjustment and (ii) all other terms of which are acceptable to the holders of the Senior Indebtedness.

6.4 Subrogation. Upon the payment in full of all Senior Indebtedness, the Lenders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Borrower applicable to the Senior Indebtedness.

6.5 No Amendments to Note Without Consent. So long as any Senior Indebtedness is outstanding and has not been paid in full, the provisions of this Section 6 may not be amended or changed without the prior consent of the holders of outstanding Senior Indebtedness.

6.6 Payments Held In Trust for Holders of Senior Indebtedness. All payments or distributions upon or with respect to the Obligations, whether in cash or property, which are received by the Lenders contrary to the provisions hereof shall be received in trust for the benefit of the holders of Senior Indebtedness, shall be segregated from other funds and property held by such holder and shall be forthwith paid over to the holders of Senior Indebtedness, until the Senior Indebtedness has been paid in full, in the same form as so received (with any necessary endorsement) for application (in the case of cash) to, the payment or prepayment of the Senior Indebtedness until such remaining Senior Indebtedness shall have been paid in full.

6.7 Specific Performance of this Section 6. The holders of Senior Indebtedness are each hereby authorized to demand specific performance of the provisions of this Section 6, whether or not the Lenders shall have complied with any of the provisions hereof applicable to them, at any time when the Lenders shall have failed to comply with any of the provisions hereof applicable to them. The Lenders hereby irrevocably waive any defense based on the adequacy of a remedy at law, which might be asserted as a bar to the remedy of specific performance provided for herein.

6.8 Survival of Rights; Further Assurances. The provisions of this Section 6 shall not operate to limit the rights of any holder of Senior Indebtedness under any separate subordination agreement applicable thereto. The Lenders hereby agree, upon the reasonable request of the holder of the Senior Indebtedness from time to time, to execute such other documents or instruments as may be reasonably requested by the holders of the Senior Indebtedness further to evidence of public record or otherwise the senior priority of the Senior Indebtedness as contemplated hereby.

7. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

7.1 Failure to Pay. The Borrower shall fail to pay any principal, interest or any other amount payable under this Credit Agreement or any other Loan Document and such failure shall continue for five (5) Business Days after the date when due hereunder (it being understood that if the Borrower has given a Share Payment Notice but the Borrower fails to make (or be able to make) any payment in Repayment Shares in connection therewith due to any Lender’s failure to comply with any of the covenants set forth in Sections 5.2(f), (g) or (h), or instead pays the applicable amount in cash in accordance with Section 2.3(b), such failure to make a payment in Repayment Shares shall not constitute an Event of Default under any provision of this Section 7).

7.2 Incorrectness of any Representation or Warranty. Any material representation or warranty made or deemed made in this Credit Agreement or any other Loan Document by the Borrower to the Lenders shall have been false or misleading in any material respect when made or deemed made.

7.3 Failure to Observe or Perform Covenants, Conditions or Agreements. The Borrower shall fail to observe or perform any covenant, condition or agreement (other than those specified in Section 7.1 of this Credit Agreement), and such failure shall continue for more than thirty (30) days after the earlier of (a) the date on which an Authorized Officer obtains actual knowledge of such failure and (b) the date on which a Lender has given written notice of such failure to the Borrower.

7.4 Bankruptcy, et al. The Borrower generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; any proceeding is instituted by or against the Borrower seeking to adjudicate the Borrower a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Borrower or the Borrower’s debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for the Borrower or for any substantial part of the Borrower’s property, and, in the case of any such proceeding instituted against the Borrower or its property, such proceeding remains undismissed or unstayed for a period of ninety (90) days.

7.5 Change in Control. A Change in Control of the kind described in (A) clause (a) or clause (b) of the definition of such term shall have occurred or (B) clause (c)(i) or clause (c)(ii) of the definition of such term shall have occurred and the Global Strategic Alliance Agreement shall have terminated pursuant to Section 10.2(c) thereof.

7.6 Cross Acceleration. The Borrower shall fail to pay any principal of or interest on any mortgage, agreement or other instrument under which there may be outstanding any of the Borrower’s indebtedness for money borrowed in excess of $5,000,000, whether such indebtedness for money borrowed exists or shall hereafter be created, resulting in such indebtedness for money borrowed being accelerated in full, and such acceleration shall not have been rescinded or annulled within fifteen (15) days after written notice of such acceleration has been received by the Borrower, provided that if such default is cured, waived, rescinded or annulled, then the Event of Default hereunder by reason thereof would be deemed to not have occurred.

8. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES.

8.1 Acceleration. If any Event of Default under Section 7.4 hereof occurs with respect to the Borrower, the obligation of the Lenders to make further Line of Credit Loans under this Credit Agreement shall automatically terminate and the Obligations shall immediately become due and payable without any election, notice or action on the part of the Lenders. If another Event of Default occurs, or the Line of Credit Maturity Date occurs, the Lenders may declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8.2 Further Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default or upon the occurrence of the Line of Credit Maturity Date, in addition to any and all other remedies available to the Lenders hereunder or under any other Loan Document or otherwise, the Lenders may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

(i) Terminate any further commitment or obligation of the Lenders to make any Line of Credit Loans under this Credit Agreement.

(ii) Exercise any and all rights and remedies hereunder, under the Line of Credit Note and under each and any other Loan Document with the Lenders; and exercise all other rights and remedies which the Lenders may have under applicable law.

8.3 Preservation of Rights; No Adverse Impact; Waivers; and Amendments. No delay or omission of the exercise of any right under this Credit Agreement or any of the Loan Documents shall impair such right or be construed to be a waiver or an acquiescence therein. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents, whatsoever, shall be valid unless in writing signed by the Lenders and the Borrower, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents, or by law afforded, shall be cumulative.

8.4 Application of Proceeds. Any and all amounts realized or obtained by the Lenders upon exercise of its or their rights and remedies hereunder shall be applied to the amounts outstanding under this Credit Agreement or any other Loan Document, after payment of any and all costs and expenses as provided herein, in such order as the Lenders shall determine.

9. GENERAL PROVISIONS.

9.1 Entire Agreement; Amendments; Invalidity. This Credit Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties, and supersede and replace in their entirety any prior discussions, agreements, etc., all of which are merged herein and therein. None of the terms of this Credit Agreement or any of the other Loan Documents may be amended or otherwise modified except by an instrument executed by each of the Borrower and the Lenders. If any term of this Credit Agreement or any other Loan Document shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Credit Agreement and the other Loan Documents shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. Section headings in this Credit Agreement and the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Credit Agreement or any of the Loan Documents.

9.2 No Third Party Beneficiary. This Credit Agreement shall not be construed so as to confer any right or benefit upon any person or entity other than the parties to this Credit Agreement and their respective successors and assigns.

9.3 Indemnification; Expenses.

(a) The Borrower shall indemnify the Lenders and their Associated Companies and the partners, directors, officers, employees, agents and advisors of such Lender and their Associated Companies (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of or as a result of (i) the Lenders being party to this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Line of Credit Loan or the use or proposed use of proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) The Borrower agrees to pay to the Lenders, within thirty (30) days after written demand (which shall include reasonable documentation), any and all reasonable costs, expenses, and fees incurred by the Lenders including, without limitation, the reasonable fees, charges and disbursements of counsel for the Lenders in connection with the collection, enforcement, preservation or protection of its rights in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Line of Credit Loans made; provided that such costs and expenses shall only include the fees and expenses of a single counsel shared by the Lenders.

9.4 Governing Law. THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

9.5 Consent to Jurisdiction. THE BORROWER AND THE LENDERS EACH HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY LOAN DOCUMENTS AND THE BORROWER AND THE LENDERS EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. The Borrower and the Lenders each hereby further agrees to service of process in any such suit being made upon such party by mail at the address specified for notices in Section 9.8 hereof.

9.6 Waiver of Jury Trial. THE BORROWER AND THE LENDERS EACH WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY LOAN DOCUMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS.

9.7 Successors and Assigns. This Credit Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of the Borrower, the Lenders and each of their respective successors and assigns of the Borrower, except that (a) the Borrower will not have the right to assign the Borrower’s rights or obligations hereunder or thereunder or any interest herein or therein without the Lenders’ prior written consent, and (b) neither Lender shall have the right to assign any of its rights or obligations hereunder or thereunder or any interest herein or therein without the Borrower’s prior written consent; provided, however, the Borrower’s prior written consent shall not be required for any assignment upon the occurrence and continuation of an Event of Default; provided, further, the Borrower’s prior written consent shall not be required for any assignment by any Lender of its rights and obligations hereunder to an Associated Company of such Lender so long as such assignee shall be able to perform the obligations of a Lender hereunder.

9.8 Notices. All notices and other communications required or permitted under this Credit Agreement shall be in writing and addressed to the Borrower or the Lenders, as the case may be, at their respective addresses set forth below:

If to the Borrower:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

Attn: Adelene Q. Perkins, President

Telephone (617) 453-1000

Facsimile: (617) 453-1001

With copies to:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

Attn: Gerald E. Quirk, Esq., General Counsel

Telephone (617) 453-1000

Facsimile: (617) 453-1001

and to

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 01209

Attn: Steven D. Singer, Esq.

Telephone (617) 526-6000

Facsimile: (617) 526-5000

If to the Lenders, at the address set forth on Schedule “I” hereto.

With copies to:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Stuart D. Baker

Telephone (212) 408-5100

Facsimile: (212) 541-5369

All notices and other communications required or permitted under this Credit Agreement shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (a) in the case of notices and communications sent by personal delivery or telecopy, one (1) Business Day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second Business Day following the day such notice or communications was delivered to such delivery service, and (c) in the case of notices and communications sent by United States mail, three (3) days after such notice or communication shall have been deposited in the United States mail. Any notice delivered to a party hereunder shall be sent simultaneously, by the same means, to such party’s counsel as set forth above.

9.9 Counterparts. This Credit Agreement may be executed in any number of separate counterparts, all of which, when taken together, shall constitute one and the same instrument, notwithstanding the fact that all parties did not sign the same counterpart.

9.10 No Waiver by Lender, Etc. Neither the Borrower nor the Lenders shall be deemed to have waived any of their respective rights upon or under this Credit Agreement or any of the other Loan Documents unless such waiver shall be in writing and signed by the waiving party. No delay or omission on the part of either the Borrower or the Lenders in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies under this Credit Agreement or any of the other Loan Documents shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the exercising party deems expedient.

9.11 Confidentiality. The Lenders shall maintain all information provided them by or on behalf of the Borrowers in accordance with the confidentiality provisions of the Confidentiality Agreement (whether or not any such Lender is an actual party to such agreement).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Credit Agreement has been duly executed as an instrument under seal as of the date first set forth above.

BORROWER:	INFINITY PHARMACEUTICALS, INC.

	By:	/s/ Adelene Q. Perkins
	Printed Name:	Adelene Q. Perkins
	Title:	President and Chief Business Officer

LENDERS:	PURDUE PHARMA L.P.

	By:	Purdue Pharma Inc. its general partner,

	By:	/s/ Edward B. Mahony
	Printed Name:	Edward B. Mahony
	Title:	Executive V.P. and Chief Financial Officer

PURDUE PHARMACEUTICAL PRODUCTS L.P.

	By:	Purdue Pharmaceutical Products Inc. its general partner,

	By:	/s/ Edward B. Mahony
	Printed Name:	Edward B. Mahony
	Title:	Executive V.P. and Chief Financial Officer

SCHEDULE “I”

Addresses of Lenders

Purdue Pharma L.P.

One Stamford Forum

201 Tresser Blvd.

Stamford, CT 06901-3431, USA

Purdue Pharmaceutical Products L.P.

One Stamford Forum

201 Tresser Blvd.

Stamford, CT 06901-3431, USA

EXHIBIT “A”

THE SECURITIES REPRESENTED BY THIS LINE OF CREDIT NOTE, OR ISSUED IN PAYMENT HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

LINE OF CREDIT NOTE

$25,000,000.00	November , 2008
Cambridge, Massachusetts

FOR VALUE RECEIVED, on the Line of Credit Maturity Date, INFINITY PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business at 780 Memorial Drive, Cambridge, Massachusetts 02139 (the “Borrower”), promises to pay to [PURDUE PHARMA L.P., a Delaware limited partnership]/[PURDUE PHARMACEUTICAL PRODUCTS L.P., a Delaware limited partnership] (the “Lender”), or order, at the address specified pursuant to Section 9.8 of the Credit Agreement (defined below), or such other place as Lender or any holder hereof may from time to time designate, the principal sum of (a) Twenty-Five Million and 00/XX Dollars ($25,000,000.00) or, if less, the aggregate unpaid principal amount of all Line of Credit Loans made by Lender to Borrower, plus (b) any and all Additional Interest which remains unpaid and outstanding, in United States Dollars and in immediately available funds as provided in the Line of Credit Agreement, dated as of even date among the Borrower and the lenders party thereto (as amended and in effect from time to time, the “Credit Agreement”), together with interest on the unpaid principal amount hereof from time to time outstanding at the rate and on the dates set forth in the Credit Agreement.

This Line of Credit Note is a Line of Credit Note issued pursuant to, and is entitled to the benefits of, the Credit Agreement, as it may be amended from time to time. Reference is hereby made thereto for a statement of the terms and conditions under which this Line of Credit Note may be paid, prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement. This Line of Credit Note is subject to obligations as set forth in the Credit Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Line of Credit Loan and addition of Additional Interest and the date and amount of each principal payment and each payment of each Line of Credit Loan and each Additional Interest hereunder.

If the Line of Credit Maturity Date shall have occurred or an Event of Default shall have occurred and be continuing, then and in any such event, Lender may, at its option, declare any and all of the Borrower’s obligations, liabilities and indebtednesses owing by Borrower under this Line of Credit Note, the Credit Agreement and any other Loan Document (collectively, the “Obligations”) to be due and payable, all in accordance with the provisions of the Credit Agreement.

EXHIBIT “A”

The Borrower shall pay all Lenders’ reasonable costs and expenses (including, without limitation, all reasonable attorneys’ fees and expenses) as provided in the Credit Agreement.

No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right of Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Borrower and every endorser or guarantor of this Line of Credit Note regardless of the time, order or place of signing waives presentment, demand, protest and notices (other than notices specifically provided for in this Line of Credit Note, the Credit Agreement or the other Loan Documents) of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

None of the terms or provisions of this Line of Credit Note may be excluded, modified, or amended except by a written instrument duly executed as provided in the Credit Agreement. This Line of Credit Note shall be binding upon, and inure to the benefit of the Borrower, the Lender and their respective successors and assigns as provided in the Credit Agreement. If any term or provision of this Line of Credit Note shall be held to be invalid or unenforceable, in whole or in part in any jurisdiction, then such invalidity or unenforceability shall only effect such term or provision, and shall not effect such term or provision in any other jurisdiction or any other term or provision of this Line of Credit Note.

WITHOUT LIMITING THE PROVISIONS OF THE CREDIT AGREEMENT, BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS LINE OF CREDIT NOTE MAY BE BROUGHT IN THE STATE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER AT THE ADDRESS PROVIDED IN THE CREDIT AGREEMENT FOR NOTICES. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Line of Credit Note or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations.

All rights and obligations hereunder shall be governed by the laws of the State of New York (without giving effect to principles of conflicts or choice of laws).

Attest:	INFINITY PHARMACEUTICALS, INC.

By
Name:	Name:
Title:

EXHIBIT “A”

SCHEDULE OF

LINE OF CREDIT LOANS AND ADDITIONAL INTEREST

AND PAYMENTS ON LINE OF CREDIT NOTE, DATED NOVEMBER     , 2008

Date	Principal Amount of Line of Credit Loan, and/or Amount of Unpaid Additional Interest	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT “B”

LINE OF CREDIT LOAN REQUEST

The undersigned, being a duly elected and acting Authorized Officer of INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), does hereby request that the Lenders make a Line of Credit Loan, in the aggregate amount of $             on                     , 200   [Note – enter a date prior to the Line of Credit Advance Termination Date], the proceeds of which shall be transferred to Borrower’s account as follows:

Account Name:

Bank Name:

Bank Address:

Attention:

Telephone:

Account Number:

ABA Number:

In support of this Line of Credit Loan Request, the Borrower hereby certifies to PURDUE PHARMA L.P., a Delaware limited partnership (“Purdue Pharma”) and PURDUE PHARMACEUTICAL PRODUCTS L.P., a Delaware limited partnership (“PPP”, and together with Purdue Pharma, the “Lenders” and individually, each a “Lender”) in connection with that certain LINE OF CREDIT AGREEMENT, dated as of November 19, 2008 among the Borrower and the Lenders (the “Credit Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Credit Agreement) that:

1. Each of the representations and warranties of the Borrower contained in the Credit Agreement and the Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects) as of the date as of which they were made and as of the date the Line of Credit Loan is made (other than any such representations or warranties that, by their terms, refer to a date other than such dates, in which case such representations and warranties were true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date); and

2. At the time of, and immediately after giving effect to, the such Line of Credit Loan, no Event of Default or event or condition which upon notice, lapse of time or both would constitute an Event of Default, has occurred and is continuing.

Dated:             , 200

BORROWER:

INFINITY PHARMACEUTICALS, INC.

By:
Name:
Title:

B-1

EXHIBIT “C”

QUESTIONNAIRE

1. Name.

(a)	Full Legal Name of Selling Securityholder

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities Listed in Item 3 below are held:

(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by the questionnaire):

2.	Address for Notices to Selling Securityholder:

Fax:

Contact Person:

3.	Beneficial Ownership of Registrable Securities:

(a)	Type and Number of Registrable Securities beneficially owned:

4.	Broker-Dealer Status:

(a)	Are you a broker-dealer?

	Yes	❒	No	❒

(b)	If “yes” to Section 4(a), did you receive your Registrable Securities as compensation for investment banking services to the Company.

	Yes	❒	No	❒

Note:	If no, the SEC’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Are you an affiliate of a broker-dealer?

	Yes	❒	No	❒

(d)	If you are an affiliate of a broker-dealer, do you certify that you bought the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

	Yes	❒	No	❒

Note:	If no, the SEC’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

5.	Beneficial Ownership of Other Securities of the Borrower Owned by the Selling Securityholder.

Except as set forth below in this Item 5, the undersigned is not the beneficial or registered owner of any securities of the Borrower other than the Registrable Securities listed above in Item 3.

(a)	Type and Amount of Other Securities beneficially owned by the Selling Securityholder:

6. Relationships with the Borrower:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Borrower (or its predecessors or affiliates) during the past three years.

State any exceptions here:

The undersigned agrees to promptly notify the Borrower of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the [Lender] Registration Statement remains effective.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 6 and the inclusion of such information in the [Lender] Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Borrower in connection with the preparation or amendment of the [Lender] Registration Statement and the related prospectus.

[SIGNATURE PAGE OF SECURITYHOLDER FOLLOWS]

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Securityholder:

By:
Name
Title

PLEASE FAX A COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

[NOTE TO INFINITY: Please provide the address where you would like the Questionnaires sent.]

EXHIBIT “D”

FORM OF OPINION LETTER

______________, 200__

Purdue Pharma L.P.

One Stamford Forum

201 Tresser Blvd.

Stamford, CT 06901-3431

USA

Purdue Pharmaceutical Products L.P.

One Stamford Forum

201 Tresser Blvd.

Stamford, CT 06901-3431

USA

Re:	Infinity Pharmaceuticals, Inc.

Ladies and Gentlemen:

This opinion is being furnished pursuant to Section [3.2] of the Line of Credit Agreement, dated as of November __, 2008 (the “Credit Agreement”), by and between Infinity Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Purdue Pharma L.P. (“Purdue Pharma”) and Purdue Pharmaceutical Products L.P. (“Purdue Products”, and together with Purdue Pharma, the “Lenders” and individually, a “Lender”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Credit Agreement.

We have acted as counsel to the Company in connection with the preparation, execution and delivery of the Credit Agreement. As such counsel, we have examined and are familiar with and have relied upon the following documents:

(a)	the Credit Agreement;

(b)	the Line of Credit Notes, issued by the Company to each of the Lenders (the “Notes”);

(c)	the Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated By-laws, as amended to date (the “By-laws”), of the Company;

(d)	a Certificate of the Secretary of State of the State of Delaware, dated , 2008, attesting to the continued legal existence and corporate good standing of the Company in Delaware (the “Company Domestic Certificate”);

Purdue Pharma L.P.

Purdue Pharmaceutical Products L.P.

______________, 200__

(e)	a Certificate of the Secretary of State of the Commonwealth of Massachusetts, dated , 2008, attesting to the good standing and due qualification of the Company to transact business in Massachusetts (the “Company Foreign Qualification Certificate”);

(f)	a Secretary’s Certificate (the “Secretary’s Certificate”) from the Company, dated as of the date hereof, attesting to the Company’s Charter and By-laws, certain resolutions adopted by the Board of Directors of the Company, and the incumbency of certain officers of the Company; and

(g)	such other documents, instruments and certificates (including, but not limited to, certificates of public officials and officers of the Company (the “Officer’s Certificate”)) as we have considered necessary for purposes of this opinion.

For purposes of this opinion letter, the Credit Agreement and the Notes are referred to collectively as the “Transaction Documents”.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the completeness of all corporate and stock records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.

In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and officers of the Company and upon the representations and warranties made by the Lenders and the Company in the Transaction Documents and in the Secretary’s Certificate and the Officer’s Certificate. We have not attempted to verify independently such facts. We have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body, agency or other filing office in any jurisdiction.

For purposes of this opinion, we have assumed that the Transaction Documents have been duly authorized, executed and delivered by all parties thereto other than the Company, and that all such other parties have all requisite power and authority to effect the transactions contemplated by, and to perform their obligations under, the Transaction Documents. We have also assumed that each Transaction Document is the valid and binding obligation of each party thereto other than the Company and is enforceable against such other parties in accordance with its terms. We do not render any opinion as to the application of any federal or state law or regulation to the power, authority or competence of any party to the Transaction Documents other than the Company.

Purdue Pharma L.P.

Purdue Pharmaceutical Products L.P.

______________, 200__

For purposes of this opinion we have assumed that the Board of Directors of the Company has complied with its fiduciary duties in connection with the transactions contemplated by the Transaction Documents.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally (including, without limitation, the principles of equitable subordination and recharacterization), (ii) usury laws, (iii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iv) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (v) general equitable principles. We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court. We are expressing no opinion herein with respect to compliance by the Company with state securities or “blue sky” laws, or with any state or federal securities antifraud laws.

We also express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Transaction Documents on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, including, without limitation, any provision relating to non-competition and non-solicitation or relating to indemnification and contribution with respect to securities law matters, (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (g) which provides that the terms of the Transaction Documents may not be waived or modified except in writing, (h) relating to consent to jurisdiction, (i) relating to powers of attorney, (j) purporting to establish in advance standards of commercial reasonableness, or (k) purporting to charge interest on interest. We express no opinion relating to the creation, perfection or priority of any security interest.

Our opinions expressed in paragraph 1 below, insofar as they relate to the valid existence, due qualification and good standing of the Company, are based solely on the Company Domestic Certificate and the Company Foreign Qualification Certificate and are limited accordingly, and, as to such matters, our opinions are rendered as of the respective dates of such certificates. We express no opinion as to the tax good standing of the Company in any jurisdiction.

We are opining herein solely as to the state laws of the State of New York, the statutes codified as 8 Del. C. §§101-398 and known as the General Corporation Law of the State of Delaware (the “DGCL Statute”) and the federal laws of the United States of America. To the extent that any other laws govern any of the matters as to which we are opining below, we have assumed, with your permission and without independent investigation, that such laws are identical to the state laws of the State of New York, and we express no opinion as to whether such assumption is reasonable or correct.

Purdue Pharma L.P.

Purdue Pharmaceutical Products L.P.

______________, 200__

For purposes of our opinions rendered below, we have assumed that the facts and law governing the future performance by the Company of its obligations under the Transaction Documents will be identical to the facts and law governing its performance on the date of this opinion.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is, to our knowledge, currently conducted, to enter into and perform its obligations under the Transaction Documents, and to carry out the transactions contemplated by the Transaction Documents. The Company is duly qualified to do business and is in good standing in the Commonwealth of Massachusetts.

2.	The execution and delivery by the Company of the Transaction Documents, and the consummation by the Company of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the Company, and the Transaction Documents have been duly executed and delivered by the Company. Each of the Transaction Documents constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.	The execution and delivery by the Company of the Transaction Documents, and the consummation by the Company of the transactions contemplated thereby, do not (a) violate the provisions of any U.S. federal or New York state law, rule or regulation applicable to the Company or the DGCL Statute; (b) violate the provisions of the Company’s Charter or By-laws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator specifically naming the Borrower of which we are aware, or (d) with or without notice and/or the passage of time, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any agreement to which the Company is a party and which is listed as on Schedule A hereto.

4.	Based upon the facts set forth in the Officer’s Certificate, the Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.	The making of each Line of Credit Loan under the Credit Agreement and the use of the proceeds thereof in accordance with the Credit Agreement do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

This opinion is provided to the Lenders as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

Purdue Pharma L.P.

Purdue Pharmaceutical Products L.P.

______________, 200__

This opinion is rendered only to the Lenders and is solely for the benefit of the Lenders (and their permitted assigns) in connection with the transactions contemplated by the Transaction Documents. This opinion may not be relied upon by the Lenders (or such permitted assigns) for any other purpose, nor may this opinion be provided to, quoted to or relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:  _________________________________

        _________________________, a Partner

Schedule A—Agreements

Rights Agreement between Infinity Pharmaceuticals, Inc. and American Stock Transfer & Trust Company dated February 13, 2003

First Amendment to Rights Agreement between Infinity Pharmaceuticals, Inc. and American Stock Transfer & Trust Company dated April 11, 2006

License Agreement by and between Infinity Discovery, Inc. and Amgen, Inc. dated as of July 7, 2006

Collaboration and Option Agreement by and between Infinity Discovery, Inc. and Novartis International Pharmaceutical Ltd. dated as of November 16, 2004

Collaboration Agreement by and between Infinity Discovery, Inc. and Novartis Institutes for BioMedical Research, Inc. dated as of February 24, 2006

Collaboration and License Agreement by and between Infinity Discovery, Inc. and Johnson & Johnson Pharmaceutical Research & Development, a division of Janssen Pharmaceutica N.V., dated as of December 22, 2004, as amended by Amendment No. 1 effective as of March 2, 2006

Collaboration Agreement by and between MedImmune, Inc. and Infinity Discovery, Inc. dated as of August 25, 2006

Master Security Agreement between Infinity Discovery, Inc. and General Electric Capital Corporation dated December 6, 2002, as amended on December 6, 2002, together with Promissory Notes in favor of GE

Lease Agreement dated July 2, 2002 between Infinity Discovery, Inc. and ARE-770/784/790 Memorial Drive LLC, as amended by First Amendment to Lease dated March 25, 2003, Second Amendment to Lease dated April 30, 2003, Third Amendment to Lease dated October 30, 2003 and Fourth Amendment to Lease dated December 15, 2003

Sublease dated August 24, 2004 between Infinity Discovery, Inc. and Hydra Biosciences, Inc., together with Consent to Sublease dated September 16, 2004 by ARE-770/784/790 Memorial Drive LLC, Infinity Discovery, Inc. and Hydra Biosciences, Inc., as amended by First Amendment to Sublease dated October 17, 2005, together with Consent to Amendment to Sublease dated as of October 31, 2005 by ARE-770/784/790 Memorial Drive LLC and Second Amendment to Sublease dated as of January 9, 2006, together with Consent to Amendment to Sublease dated as of January 26, 2006 by ARE-770/784/790 Memorial Drive LLC, Infinity Discovery, Inc. and Hydra Biosciences, Inc.

Offer Letter between Infinity Discovery, Inc. and Steven Holtzman dated as of August 1, 2001

Amendment to Offer Letter between Infinity Discovery, Inc. and Steven Holtzman dated as of October 25, 2007

Offer Letter between Infinity Discovery, Inc. and Julian Adams dated as of August 19, 2003

Amendment to Offer Letter between Infinity Discovery, Inc. and Julian Adams dated as of October 25, 2007

Offer Letter between Infinity Discovery, Inc. and Adelene Perkins dated as of February 6, 2002

Amendment to Offer Letter between Infinity Discovery, Inc. and Adelene Perkins dated as of October 25, 2007

Letter Agreement between Infinity Discovery, Inc. and Steven Holtzman dated effective as of March 31, 2006

Letter Agreement between Infinity Discovery, Inc. and Julian Adams dated effective as of March 31, 2006

Letter Agreement between Infinity Discovery, Inc. and Adelene Perkins dated effective as of March 31, 2006

Pre-Merger Stock Incentive Plan

Restricted Stock Agreements entered into with each of the directors identified on the schedule attached to Exhibit 10.19 to the Company’s Current Report on Form 8-K filed on September 18, 2006

Nonstatutory Stock Option Agreements entered into with each of the directors identified on the schedule attached to Exhibit 10.20 to the Company’s Current Report on Form 8-K filed on September 18, 2006

Stock Restriction Agreements entered into with each of the directors identified on the schedule attached to Exhibit 10.21 to the Company’s Current Report on Form 8-K filed on September 18, 2006

Stock Restriction Agreement entered into with Franklin H. Moss on August 14, 2001

Restricted Stock Agreements entered into with each of the officers and directors identified on the schedule attached to Exhibit 10.23 to the Company’s Current Report on Form 8-K filed on September 18, 2006

Restricted Stock Agreements entered into with each of the officers and directors identified on the schedule attached to Exhibit 10.24 to the Company’s Current Report on Form 8-K filed on September 18, 2006

Incentive Stock Agreements entered into with each of the officers identified on the schedule attached to Exhibit 10.25 to the Company’s Current Report on Form 8-K filed on September 18, 2006

Restricted Stock Agreement entered into with Adelene Perkins on March 19, 2002

Nonstatutory Stock Option Agreements entered into with each of the officers identified on the schedule attached to Exhibit 10.27 to the Company’s Current Report on Form 8-K filed on September 18, 2006

Restricted Stock Agreement entered into with Julian Adams on October 6, 2003

Restricted Stock Agreements entered into with Steven Holtzman on each of the dates specified on the schedule attached to Exhibit 10.29 to the Company’s Current Report on Form 8-K filed on September 18, 2006.

Nonstatutory Stock Option Agreement entered into with Steven Holtzman on March 25, 2004

Restricted Stock Agreement entered into with Steven Holtzman on August 14, 2001

2000 Stock Incentive Plan, as amended by Amendment No. 1 to 2000 Stock Incentive Plan; Amendment No. 2 to 2000 Stock Incentive Plan; Amendment No. 3 to 2000 Stock Incentive Plan; Amendment No. 4 to 2000 Stock Incentive Plan; and Amendment No. 5 to 2000 Stock Incentive Plan

Stock Restriction Agreements entered into with Steven H. Holtzman on October 27, 2008 and Julian Adams on October 28, 2008 filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008